                                                                    Exhibit 1.11


                                CUSTODY AGREEMENT

         This Custody Agreement is made on November 20, 2001 by and between Inversiones Inextel, C.A. ("Depositor") a sociedad anonima existing under the laws of Venezuela and AES Comunicaciones de Venezuela, C.A. ("Custodian") a sociedad anonima existing under the laws of Venezuela.

         Section 1. Custody of CANTV shares. Depositor hereby transfers 63,999,999 shares (the "Shares") of its property of Compania Anonima Nacional Telefonos de Venezuela ("CANTV") to Custodian. Custodian hereby takes custody of the Shares and agrees to safekeep the Shares and return the Shares to Depositor upon expiration of the term set forth herein or until earlier requested in writing by Depositor with or without cause.

         Depositor and Custodian shall subscribe any documents, registries and books required to transfer the Shares to Custodian, including, but not limited to the transfers in the stock registry book of CANTV kept by Banco Venezolano de Credito.

         Section 2. Appointment as Proxy. Depositor hereby appoints Custodian as its agent before CANTV. Consequently, Custodian, through its representatives, officers and agents, is hereby authorized to represent the Shares in any and all shareholders meetings of CANTV, without any further document being necessary to such effect, being sufficiently authorized to exercise all voting rights related to the Shares.

         Custodian shall be authorized to receive solely and exclusively for the account of Depositor, any and all distributions made by CANTV including but not limited to dividends in shares, cash or other securities. Any and all distributions in cash made by CANTV with respect to the Shares shall be kept by Custodian for the account of Depositor unless otherwise instructed in writing by Depositor. Distributions in kind with respect to the Shares shall be kept in custody by Custodian under this Agreement, unless otherwise instructed in writing by Depositor.

         Section 3. Disposition of the Shares. Custodian shall not sell, encumber or in any way transfer or dispose of the Shares without the express written instructions of Depositor.

         Section 4. Taxes. Depositor shall be liable for the payment of any taxes, duties or fees, including withholdings, imposed by an governmental authority, either national, state, local or foreign with respect to the Shares and any distributions in respect thereof. It is understood that in case Custodian pays for such taxes, duties or fees, Depositor shall promptly reimburse such amounts to Custodian upon its written request.

         Section 5. Term. This Agreement shall have a duration of two (2) years from the date hereof, provided however that, Depositor shall be entitled at any time during the term hereof to terminate this Agreement, with or without cause, by delivering a written notice to such effect to Custodian.

         Section 6. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in writing in a notice given in accordance with this Section 6):

(a)      if to Depositor

                  Avenida Vollmer
                  Edificio La Electricidad de Caracas
                  San Bernardino, Caracas
                  Venezuela
                  Facsimile: 58-212-502-3500
                  Attention: Julian Nebreda

(b)      if to Custodian

                  c/o The AES Corporation
                  1001 North 19th Street
                  Arlington, Virginia
                  Facsimile:  703-522-1315
                  Attention:  Jeffery Safford


         Section 7. Governing Law. This Agreement shall be governed and construed under the laws of the Bolivarian Republic of Venezuela, without reference to its conflicts of laws. Any dispute arising from the interpretation, construction, application or termination of this Agreement shall be finally solved by the courts of the Metropolitan Area of Caracas, to which jurisdiction the parties expressly declare to submit.

     Section 8. Amendment. This Agreement may not be modified, amended or supplemented except by a written instrument in writing, signed by, or on behalf of, each of the parties.

     Section 9. Assignment. This Agreement may not be assigned without the express written consent of the parties.




INVERSIONES INEXTEL, C.A.


By:    /s/ Julian Nebreda
       ----------------------
Name:  Julian Nebreda
Title: Director

AES COMUNICACIONES DE VENEZUELA, C.A.


By:    /s/ Fulvio Italiani
       ----------------------
Name:  Fulvio Italiani
Title: Attorney-in-fact